Exhibit 99.1

TOREADOR CLOSES ACQUISITION OF POGO HUNGARY;

PROVIDES OPERATONAL UPDATE

DALLAS, TEXAS – (June 16, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) has closed its previously announced acquisition of Pogo Hungary Ltd. The adjusted purchase price was $9 million. The acquisition adds exploration permits covering approximately 764,300 acres, a significant amount of casing and tubulars and an evergreen tax loss in excess of $20 million. In addition the acquisition includes a partially delineated gas field with two wells ready to produce upon the completion of a pipeline. The field also contains several wells that may be capable of production upon completion. Toreador intends to begin initial production by the end of 2005.

Operations Update

France

The Company completed testing the Charmottes-108H and plans to bring it on production pumping at approximately 320 barrels of oil per day (BOPD) after completing the construction of temporary storage facilities on the Charmottes 4 drilling pad. The Charmottes-108H is the first of two horizontal wells drilled earlier this year in the Charmottes Field in the Paris Basin. The second well, the Charmottes-110H is scheduled to begin testing next week with production expected to begin in July 2005. The Company is operator and owns a 100% working interest in the Charmottes permits.

Romania

The Company completed testing the third well re-entered in Phase I of rehabilitation operations on the Fauresti Block. The Fauresti-187 tested at 1.3 MMcf per day with 11 barrels of condensate and 33 barrels of water on a ½-inch choke. The second well re-entered and re-completed, the Fauresti-184, tested at 1.75 MMcf of gas per day with 10 barrels of condensate and 59 barrels of water on a ½-inch choke. During preliminary testing, the Fauresti-184 had flow rates as high as 2.6 MMcf per day with no choke.

The rig will be moved from the Fauresti-187 to the –179, the first well re-entered during Phase I. The Fauresti-179 was unable to test the Dogger Formation successfully due to

(more)

2 – Toreador Resources Corporation

communication with the underlying aquifer behind casing. If further attempts to isolate the formation are unsuccessful, the Company plans to move uphole and perforate the Sarmatian Formation before moving the rig to the Fauresti-198 for the fourth well re-entry.

Turkey – Onshore

In the onshore Sinop area northeast of Ankara on the Black Sea coast, operations have been completed on the re-entry of the Boyabat-2. Production was not established due to failure of the original cement job behind casing. During re-entry operations, the mud weight was cut by gas entering the well. However, attempts to test the prospective zones were unsuccessful due to water communication behind casing. The Company has temporarily abandoned the well pending further evaluation. The Company may elect to drill an offset to the Boyabat-2. Toreador operates and owns a 100% working interest in six Sinop permits.

Turkey – Offshore

A Guardian II production sleeve is being installed on the Akkaya-1. The “Prometheus” jackup rig has been moved to the Ayazli-3 location to drill an offset well to the Ayazli-1 discovery well. The Ayazli-3 was spudded on June 15, 2005.

Toreador-Turkey operates and owns a 36.75% working interest, TPAO owns a 51% working interest and Stratic owns a 12.25% working interest in the Western Black Sea permit area.

Based on the results to date of wells drilled and completed in France, Romania and Turkey, Toreador can affirm previously provided guidance that at year-end 2005 production company-wide will range from 3,000 to 4,500 barrels per day.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey, Hungary and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

3 – Toreador Resources Corporation

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Toreador Resources Corporation
Douglas W. Weir, SVP and CFO

214-559-3933 or 800-966-2141